Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) filed February 27, 2020 pertaining to the 2014 Stock Incentive Plan of Concert Pharmaceuticals, Inc. of our reports dated February 27, 2020, with respect to the consolidated financial statements of Concert Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Concert Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 27, 2020